                                OPTION AGREEMENT


     This Option Agreement is made as of this 31st day of December, 1995, among WMI URBAN SERVICES, INC. ("WMUS"), SERVICEMASTER LIMITED PARTNERSHIP, a Delaware limited partnership ("SMLP") and SERVICEMASTER INCORPORATED OF DELAWARE, a Delaware corporation ("SMI").

     RECITALS:

          A. WMUS presently owns 308,078 limited partner shares in ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (the "WMUS Consumer Services Shares");

          B. SMLP is a limited partnership whose limited partner shares are publicly traded on the New York Stock Exchange; and

          C. Pursuant to a Contribution Agreement (the "Contribution Agreement") between SMLP, WMUS and WMX Technologies, Inc. ("WMX"), dated as of the date hereof, WMUS shall contribute the WMX Consumer Services Shares to SMLP in exchange for 18,107,143 limited partner shares of SMLP and the execution and delivery to WMUS by SMLP of this Option Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the parties agree as follows.

1.   THE OPTION

     1.1 Grant of Option. In partial consideration for the contribution made by WMUS of the WMUS Consumer Services Shares pursuant to the Contribution Agreement, SMLP hereby issues to WMUS an option (the "Option") to acquire 1,250,000 shares (the "ServiceMaster Shares") of the limited partner interest in SMLP (i.e., the equity security issued by SMLP which is listed on the New York Stock Exchange on the date hereof on the terms and subject to the limitations specified herein. Equity Securities of the type to be issued pursuant hereto are referred to herein as the "ServiceMaster Shares."

     1.2 Exercise Price. The contribution to be made by WMUS or if WMUS is not the holder of the Option at such time, the holder of the Option, to SMLP for the acquisition of ServiceMaster Shares upon exercise of the Option shall be $33.00 per ServiceMaster Share, subject to the adjustment as provided in Section 5, (the "Exercise Price").

     1.3 Term. The term of the Option shall be the period January 1, 1996 to December 31, 2000. The Option may be exercised at any time, in whole or in part, during the period (herein called the "Exercise Period") from and including January 1, 1997, to and including December 31, 2000. In no event may the Option be exercised prior to January 1, 1997 or after December 31, 2000.

     1.4  Procedure for Exercising the Option.

     (a) If WMUS contemplates exercising the Option (in whole or in part), WMUS and SMLP shall proceed as follows:

          (i) WMUS shall notify SMLP, in writing, that WMUS proposes to exercise the Option for the number of ServiceMaster Shares set forth in such notice subject to the satisfaction of the conditions set forth in this
     Section 1.4 (the "Preliminary Exercise Notice").

          (ii) Within ten business days after the receipt of the Preliminary Exercise Notice, SMLP shall provide WMUS with: (1) a copy of SMLP's most recently filed Annual Report on Form 10-K, (2) copies of each Quarterly Report on Form 10-Q filed by SMLP since the date of item (1), (3) copies of each Report on Form 8-K filed by SMLP since the date of item (1), (4) a copy of SMLP's most recent annual report to shareholders (5) a copy of each quarterly statement to shareholders as sent since the date of such annual report and (6) a certificate of SMLP containing the representations set forth in paragraph (b) below (the "Review Materials").

          (iii) WMUS shall have five business days after the receipt of the Review Materials to review the Review Materials (the "Review Period"). During the Review Period, representatives of SMLP shall remain reasonably available to respond to any reasonable inquiries WMUS may make with respect to the Review Materials or with respect to the business and condition of SMLP. If WMUS fails to act prior to the end of the Review Period, WMUS shall have no liability and WMUS's rights with respect to the Option shall not be prejudiced in any way.

          (iv) Prior to the close of the Review Period, WMUS shall notify SMLP, in writing, whether WMUS will proceed to exercise the Option in accordance with the Preliminary Exercise Notice (subject to satisfaction of the conditions to closing as set forth below) or whether WMUS has determined not to exercise the Option at this time (the "Final Exercise Notice"). If, in the Final Exercise Notice, WMUS elects to exercise the Option, the parties shall proceed to a closing of the transaction as provided in paragraphs (d) and (e) below. If WMUS elects not to exercise the Option in accordance with the Preliminary Exercise Notice, WMUS's rights with respect to the Option shall not be prejudiced in any way.

     (b) The representations referred to in item (ii) of paragraph (a) shall be the following:

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

          (i) if the representations are made prior to the Reincorporating Merger (as defined in Section 4 hereof), SMLP is duly organized, validly existing and is in good standing as a limited partnership in the state of its organization; and if the representations are made after the Reincorporating Merger, SMI (as defined in Section 4 hereof), is duly organized, validly existing and is in good standing as a corporation in the state of its organization;

          (ii) the issuance of the ServiceMaster Shares issuable in response to WMUS's exercise of the Option does not contravene: (A) any provision in SMLP's certificate of limited partnership or SMLP's agreement of limited partnership if SMLP is then a limited partnership or any provision in SMLP's certificate of incorporation or bylaws if SMLP is then a corporation; (B) any agreement to which SMLP is a party; or (C) any provision of any law or regulation;

          (iii) the ServiceMaster Shares issuable in response to WMUS's exercise of the Option will, upon issuance, have been duly authorized by SMLP's governing authority;

          (iv) the ServiceMaster Shares as issued in response to WMUS's exercise of the Option will be free and clear of all liens, claims, encumbrances and restrictions (except for securities laws restrictions described in paragraph (c) below and the restrictions under the Relationship Agreement between WMX, WMUS, SMLP and SMI dated as of the date hereof, as amended from time to time, the "Relationship Agreement");

          (v) Upon payment of the Exercise Price for the ServiceMaster Shares issued in response to WMUS's exercise of the Option, such ServiceMaster Shares will be fully paid and non-assessable;

          (vi) The financial statements of SMLP which have been included in its Annual Report on Form 10-K and SMLP's Quarterly Reports on Form 10-Q delivered to WMUS in connection with the Preliminary Exercise Notice were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition and results of operations of SMLP for the dates and as of the periods stated therein except that the financial statements included in SMLP's Quarterly Reports on Form 10-Q omit footnotes and condense information as permitted by the rules applicable to the preparation of 10-Q reports and are subject to adjustments to be made in the course of the preparation of SMLP's annual financial statements;

          (vii) SMLP is not aware of any fact or set of facts or trend or known uncertainty which has materially and adversely affected or may reasonably be expected to materially and adversely affect SMLP's business, financial condition or results of operations (whether actual or prospective) which are not disclosed in the Review Materials or by information either publicly disclosed by SMLP or otherwise communicated in writing by SMLP to a senior officer of WMX; and

          (viii) a statement of the capitalization of SMLP as at the date of the Preliminary Exercise Notice which shall include a listing of all options, warrants or other rights to acquire equity interests in SMLP which are then outstanding.

     (c) WMUS acknowledges that the ServiceMaster Shares to be issued by SMLP in response to the Preliminary Exercise Notice and the Final Exercise Notice will not be registered securities under state or federal securities laws and that the certificate(s) representing such ServiceMaster Shares will have a legend to such effect. WMUS will deliver a certificate to SMLP at the Option Closing (hereinafter defined) to the effect that WMUS is acquiring such ServiceMaster Shares for investment and not with a view to the distribution or resale, except in compliance with federal and state securities laws.

     (d) If WMUS elects to exercise the Option as set forth above, the closing of the transaction (the "Option Closing") shall occur within ten business days after the Final Exercise Notice has been received by SMLP.

     (e)  At the Option Closing:

          (i) as a condition to the obligation of WMUS to pay the Exercise Price for the ServiceMaster Shares for which the Option is being exercised, SMLP shall deliver to WMUS a letter or certificate which restates, as at the date of the Option Closing, the representations set forth in paragraph
     (b) above;

          (ii) as a condition to the obligation of SMLP to deliver the certificate(s) for the ServiceMaster Shares to be purchased by WMUS, WMUS shall deliver to SMLP a letter or certificate which makes the investment representation set forth in paragraph (c) above; and

          (iii) upon satisfaction of the condition in clause (ii), SMLP shall deliver one or more certificates for the ServiceMaster Shares to be issued to WMUS and upon satisfaction of the condition in clause (i), WMUS shall pay to SMLP the Exercise Price therefor by wire transfer of immediately available funds.

     (f) If an Option Closing fails to occur within ten business days after the Final Exercise Notice has been received by SMLP because of a failure of SMLP to satisfy a condition precedent to WMUS's obligation to close and WMUS does not waive such condition, then WMUS may elect not to close, provided, however, that WMUS shall have no liability and WMUS's rights with respect to the Option shall not be prejudiced in any way.

     (g) Notwithstanding the foregoing provisions of this Section 1.4, if a Final Exercise Notice is given and if, after giving effect to an issuance of ServiceMaster Shares pursuant to such Final Exercise Notice, WMX would beneficially own more than 21% of the ServiceMaster Shares outstanding determined on a fully diluted basis in accordance with generally accepted accounting principles, then to the extent that such 21% figure is exceeded, ServiceMaster may, at its election, substitute the Cash Out Amount (defined below) for that number of ServiceMaster Shares which produces such excess over 21% (the "Excess Shares"). Such election shall be made, if at all, by delivery of a notice to WMUS by not later than the fifth business day after the Final Exercise Notice has been received by SMLP. The Cash Out Amount shall be equal to the value of the "spread" on the Excess Shares, i.e., the amount determined by multiplying the number of Excess Shares by the excess (if any) of (i) the average Market Price Per Share (as defined in Section 6.3(b) of the Relationship Agreement) of the ServiceMaster Shares during the forty New York Stock Exchange trading days period immediately preceding the final Exercise Notice over (ii) the Exercise Price. Upon payment by SMLP of the Cash Out Amount, WMUS shall have no further rights under this Option Agreement or pursuant to the Option with respect to such Excess Shares. If SMLP makes the election described above, WMUS shall not be required to pay the Exercise Price in respect of the Excess Shares.

     1.5 No Rights as a Limited Partner or Stockholder. This Option does not entitle WMUS to any voting rights or other rights as a limited partner of SMLP prior to an effective exercise of the Option and the payment of the Exercise Price in respect of the ServiceMaster Shares thereby acquired, all in accordance herewith.

     1.6 Non-Transferable. Except to an Affiliate (as defined in Section 12.1 of the Relationship Agreement) of WMUS and subject to compliance with all of the provisions of Section 5.2 of the Relationship Agreement, the Option or any other rights of WMUS under this Option Agreement may not be transferred to any person or entity without the prior written consent of SMLP.

     1.7 Authorized ServiceMaster Shares. SMLP covenants that during the period in which the Option is outstanding, SMLP shall at all times have a sufficient number of authorized but unissued limited partner shares to enable it to issue limited partner shares upon each exercise of the Option.


2.   SMLP CALL RIGHT

     2.1 If at any time after the date hereof, the Market Price Per Share (as defined in Section 6.3(b) of the Relationship Agreement) of the ServiceMaster Shares is greater than or equal to $39.00

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

per share, subject to adjustment as provided in Section 4 hereof, (the "Call Trigger Price") for forty consecutive, New York Stock Exchange trading days commencing on or after November 4, 1997, SMLP may request WMUS or if WMUS is not the holder of the Option at such time, the holder of the Option, to exercise the Option in whole (the "Option Call Notice"), by giving notice to WMUS or such holder, which notice shall also include the Review Materials under Section 1.4(a)(ii), at any time during the thirty calendar day period (the "Call Period") which immediately follows such forty NYSE trading day period. If SMLP fails to give the Option Call Notice prior to the expiration of such thirty calendar day period, then SMLP shall have no further rights under this Section 2 and the Option shall remain in full force and effect.

     2.2 If SMLP delivers the Option Call Notice within the Call Period to WMUS, WMUS (or such other holder) shall then have thirty calendar days from the date of receipt by WMUS of the Option Call Notice to exercise the Option as provided in Section 1.4. If WMUS or such other holder does not exercise the Option within such thirty-day period, SMLP shall within ten business days after the expiration of such thirty-day period purchase the Option at a price (the "Call Price") equal to the number of ServiceMaster Shares which are then obtainable for acquisition upon exercise of the Option multiplied by excess of the (i) the average Market Price Per Share of the ServiceMaster Shares during the forty NYSE trading day period referred to in Section 2.1, over (ii) the Exercise Price. SMLP shall pay to WMUS or such other holder, the Call Price for the Option by wire transfer of immediately available funds. Upon the closing of such sale and purchase of the Option, WMUS shall have no further rights under this Option Agreement or with respect to the Option.


3.   LEGEND REQUIRED

          Each certificate representing ServiceMaster Shares obtainable upon exercise of the Option shall bear the legends as required under Section 10 of the Relationship Agreement which legends shall be removed as provided in Section 10 of the Relationship Agreement.


4.   ADJUSTMENT IN SHARES AND SHARE PRICES IN CERTAIN CASES

     4.1  Effect of Distributions in ServiceMaster Shares.   If any dividends or
distributions on the ServiceMaster Shares payable in ServiceMaster Shares are declared or issued by ServiceMaster, the Exercise Price shall be adjusted by multiplying the Exercise Price then in effect by a fraction, the numerator of which is the number of ServiceMaster Shares outstanding immediately prior to such dividend or distribution and the denominator of which is the number of ServiceMaster Shares outstanding immediately after such dividend or distribution. Upon each such adjustment of the Exercise Price hereunder, the number of ServiceMaster Shares acquirable upon exercise of this Option shall be adjusted to the number of ServiceMaster Shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of

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

ServiceMaster Shares acquirable upon exercise of this Option immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

     4.2 Subdivision, Combination, Reclassification of ServiceMaster Shares. Other than in connection with the Reincorporating Merger, if at any time after the date hereof the ServiceMaster Shares shall, by subdivision, combination or reclassification or through merger or consolidation or otherwise, change into a different number or kind or class of ServiceMaster Shares, or into other securities, cash or other property, then at the same time the equity interests issuable under this Option Agreement immediately prior to such change shall be changed into the securities, cash or other property which WMUS would have received if WMUS had exercised the Option immediately prior to such subdivision, combination, reclassification, merger or consolidation or other action (or any record date applicable thereto), and SMLP shall reserve for issuance upon exercise of the Option the same type of and amount of securities, cash or other property which would have been received by WMUS if it had exercised the Option immediately prior to such subdivision, combination, reclassification, merger or consolidation or other action (or any record date applicable thereto). The purpose of the foregoing provision is to entitle WMUS to receive such securities, cash or property for the same capital contribution to SMLP as would have occurred if WMUS had fully exercised the Option immediately prior to such subdivision, combination, reclassification, merger or consolidation or other action (or any record date applicable thereto).

     4.3 Conversion of SMLP to a Corporation. SMLP is presently organized as a Delaware limited partnership. However, SMLP expects to convert to a Delaware corporation pursuant to a merger (the "Reincorporating Merger") into ServiceMaster Incorporated of Delaware ("SMI") by not later than December 31, 1997 under a Merger and Reorganization Agreement which was approved by SMLP's limited partners on January 13, 1992 (the "Reincorporating Merger Agreement"). SMLP and SMI hereby covenant and agree that from and after the effective date of the Reincorporating Merger: (i) each and every obligation of SMLP which is set forth in this Option Agreement shall become the obligation of SMI (ii) "ServiceMaster Shares" shall mean shares of common stock issued or issuable by SMI pursuant to the Reincorporating Merger. SMI, although not on the date hereof an active company, has nonetheless executed this Option Agreement to record its commitment to the foregoing provision.

     4.4 Substitution of Successor. If an entity other than SMLP or SMI shall be the issuer of any securities to be held for the benefit of WMUS pursuant to
Section 4.1 or 4.2 above or 5 below, then such entity shall be deemed to be bound by all the provisions of this Agreement applicable to SMLP or SMI in respect of any WMUS exercise of the Option with respect to such securities. SMLP and SMI shall continue to be bound if the Option shall also be exercisable for ServiceMaster Shares or SMI Shares. This Section 4.4 shall apply to each entity which shall issue any securities to be held for the benefit of WMUS pursuant to
Section 4.1 or 4.2 above or 5 below.

5.   EXTRAORDINARY DISTRIBUTIONS

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

     5.1 For purposes of this Agreement, an "Extraordinary Distribution" shall be a distribution to shareholders by SMLP of cash, property, or rights the value of which, when added to all other distributions to shareholders issued or paid during the same calendar year on a per share basis, exceeds 130% of the aggregate distributions to shareholders of cash, property or rights per share issued or paid by SMLP for the immediately preceding calendar year.

     5.2 If on the date on which WMUS receives SMLP's Extraordinary Distribution Notice (defined below) the Market Value Per Share (as defined in
Section 6.3(b) of the Relationship Agreement) is less than the Exercise Price, SMLP shall reserve for issuance upon exercise of the Option, property or rights which would have been received by WMUS if WMUS had exercised the Option immediately prior to such Extraordinary Distribution (or immediately prior to any record date applicable thereto), provided that if it is not reasonably feasible for SMLP to preserve any property or rights for WMX, then SMLP may upon WMUS' exercise of the Option pay the fair market value of such property or right to WMUS in lieu of transferring such property or right to WMX. The purpose of the foregoing provision is to entitle WMUS to receive the cash, property or rights comprising the Extraordinary Distribution for the same capital contribution to SMLP as would have occurred if WMUS had fully exercised the Option immediately prior to the Extraordinary Distribution (or immediately prior to any record date applicable thereto). Upon WMUS's exercise of the Option, the cash, property or rights issued or paid in the Extraordinary Distribution shall be issued or paid to WMUS together with the SMLP shares deliverable as a result of such Option exercise.

     5.3 SMLP agrees that, within five calendar days after its Board of Directors has determined to make a distribution which constitutes an Extraordinary Distribution, SMLP will deliver a notice to WMUS which describes such Extraordinary Distribution (the "Extraordinary Distribution Notice"). SMLP agrees that the date which SMLP's board of directors establishes as the record date for the Extraordinary Distribution shall not be earlier than the second business day after the earliest day by which an exercise of the Option could be closed pursuant to Section 1.4 if WMUS were to deliver a Preliminary Exercise Notice on the fifth calendar day after the receipt of the Extraordinary Distribution Notice. The foregoing sentence shall be based on the assumption that each of SMLP and WMUS uses the maximum time allowed by Section 1.4 to take action.

     5.4 If SMLP gives WMUS an Extraordinary Distribution Notice during the year 1996, SMLP agrees to permit the Option to be exercised by WMUS notwithstanding the provisions of Section 1.3 hereof.


6.   GENERAL PROVISIONS

     6.1 Amendments. No amendment of any provision of this Option Agreement shall be valid unless the same is in writing and signed by WMUS, ServiceMaster and SMI.

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     6.2  Waivers.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant.

     6.3 Binding Effect. This Option Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     6.4 Notices. Section 8.4 of the Relationship Agreement is incorporated into this Section 6.4 by reference.

     6.5 Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     6.6 Construction. The parties have participated jointly in the negotiation and drafting of this Option Agreement. In the event an ambiguity or question of intent or interpretation arise, this Option Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise which favors or disfavors either party by virtue of the authorship of any of the provisions of this Option Agreement.


                     *                  *                *

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

     IN WITNESS WHEREOF, the parties have executed this Option Agreement the day and year first above written.



WMI URBAN SERVICES, INC.


By: ______________________________
     Its



SERVICEMASTER LIMITED PARTNERSHIP

By:  ServiceMaster Management Corporation
          (general partner)


     By: _____________________________________
          Its



SERVICEMASTER INCORPORATED OF DELAWARE


By: _____________________________________
     Its

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     Each party has executed this document at the place provided below in order to evidence such party's agreement to be bound by all of its terms.



WMX TECHNOLOGIES, INC.

By:
   ------------------------------
     Name:
          -----------------------
     Title:
           ----------------------



WMI URBAN SERVICES, INC.

By:
   ------------------------------
     Name:
          -----------------------
     Title:
           ----------------------



SERVICEMASTER LIMITED PARTNERSHIP

By: ServiceMaster Management Corporation
      As Managing General Partner


      By: /s/ Ernest J. Mrozek
         ------------------------------
          Name:  Ernest J. Mrozek
               ------------------------
          Title: Sen. V.P. -- C.F.O.
                -----------------------

     Each party has executed this document at the place provided below in order to evidence such party's agreement to be bound by all of its terms.



WMX TECHNOLOGIES, INC.

By: /s/ James T. Koenig
   ------------------------------
     Name: James T. Koenig
          -----------------------
     Title:
           ----------------------



WMI URBAN SERVICES, INC.

By: /s/ Dale B. Tauke
   ------------------------------
     Name: Dale B. Tauke
          -----------------------
     Title:
           ----------------------



SERVICEMASTER LIMITED PARTNERSHIP

By: ServiceMaster Management Corporation
      As Managing General Partner


      By:
         ------------------------------
          Name:
               ------------------------
          Title:
                -----------------------